Exhibit 10.5

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because Renalytix AI plc has determined it is not material and would be competitively harmful if publicly disclosed.

Execution Version

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”), effective as of May 4, 2020 (the “Effective Date”), is by and between Kantaro Biosciences LLC, a Delaware limited liability company with a principal business address of 1460 Broadway, New York, New York 10036 (“Company”) and Renalytix AI, Inc., a Delaware corporation having a principal business address at 1460 Broadway, New York, New York 10036 (“Service Provider”). Capitalized terms used and not defined elsewhere in this Agreement have the meanings set forth in Section 1 of this Agreement.

WHEREAS, on February 4, 2020, pursuant to Section 564(b)(1)(C) of the FDC Act, the Secretary of the Department of Health and Human Services (“HHS”) determined that there is a public health emergency (the “Public Health Emergency”) that has a significant potential to affect national security or the health and security of United States citizens living abroad, and that involves the virus that causes Severe Acute Respiratory Syndrome Coronavirus 2 (“SARS-CoV-2”);

WHEREAS, pursuant to Section 564 of the FDC Act, and on the basis of the determination by the Secretary of the HHS, the Secretary of HHS declared that circumstances exist justifying the authorization of emergency use of in vitro diagnostics for detection and/or diagnosis of the virus that causes COVID-19 subject to the terms of an EUA;

WHEREAS, ISMMS developed the MS Lab Test in response to the Public Health Emergency, and on April 15, 2020, the FDA issued the MS Lab Test EUA;

WHEREAS, ISMMS and Service Provider have undertaken discussions with Bio-Techne contemplating the formation of the Company and the vesting in the Company of the rights necessary for the Company to enter into the DSCA with Bio-Techne to enable the Company to (i) collaborate with Bio-Techne to co-develop the Co-Developed Test that is based on the MS Lab Test, (ii) obtain the necessary authorizations to commercialize the Co-Developed Test as described in the DSCA, (iii) engage Bio-Techne to provide services in collaboration with Company to manufacture and commercialize Co-Developed Test Kits containing the necessary components, labeling and instructions and meeting the other requirements of the DSCA so as to enable providers and reference laboratories to conduct testing that will rapidly and effectively support societal efforts to respond to the Public Health Emergency and advance public health, and (iv) enable Company to operate as the manufacturer of record of the Commercialized Tests before the FDA;

WHEREAS, ISMMS and Service Provider have also discussed that the Company may enter into Approved Other Manufacturer Agreements having similar objectives to those of the DSCA;

WHEREAS, ISMMS has formed the Company by the filing of the Certificate of Formation in the State of Delaware under the Act as of the date hereof and, pursuant to the LLC Agreement, ISMMS and Service Provider have been admitted as members of the Company effective as of the date hereof;

WHEREAS, the Company is entering into this Agreement, and simultaneously herewith the Company is entering into the LLC Agreement, the ISMMS IP License Agreement and the ISMMS TM License Agreement, in order to enable the Company to enter into the DSCA (and potentially Approved Other Manufacturer Agreements) and fulfill its obligation under the DSCA;

WHEREAS, the LLC Agreement contemplates that the Company will have internal support staff and that over time certain functions that may initially be provided by Service Provider as part of the Services will be internalized as staff functions of the Company; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the rights and obligations with respect to the Service Provider’s provision of Services to and on behalf of the Company.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and wishing to be legally bound hereby, the Company and Service Provider hereby agree as follows:

1.    Definitions.

The following terms have the meanings specified or referred to in this Section 1:

“Act” means the Delaware Limited Liability Company Act as in effect in the State of Delaware and as amended from time to time and any successor to such statute.

“Action” means any claim, action, suit, corrective action plan, cause of action, lawsuit, arbitration, audit, survey, investigation, intermediate or other sanction, fine or penalty, written notice of violation or noncompliance, administrative proceeding, litigation, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, before or by any Governmental Authority.

“Affiliate” means any Person that controls, is controlled by, or is under common control with, a Party, directly or indirectly. For purposes of this definition, “control” and its various forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Party will be deemed to control another Person if such Party owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other securities of the Person. Notwithstanding the foregoing to the contrary, none of ISMMS or any Mount Sinai Entity shall be deemed to be an Affiliate of the Company for the purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Approved Manufacturer Agreements” means the DSCA, any Approved Other Manufacturer Agreements, and the RUO Addendum, to the extent one has been entered into.

“Approved Manufacturers” means Bio-Techne and such other manufacturers as are parties to the any Approved Other Manufacturer Agreements.

“Approved Other Manufacturer Agreements” means agreements between the Company and a manufacturer other than Bio-Techne for the exploitation of the MS Background IP that have been approved by the Board of Managers.

“Approved Product Specifications” means, with respect to any Commercialized Test, the product specifications contained in FDA’s EUA, 510(k) clearance, de novo classification, or other appropriate regulatory authorization for such Commercialized Test (and/or if applicable the product specifications contained in the application therefor).

“Bio-Techne” means Bio-Techne Corporation, a Minnesota corporation.

“Board of Managers” means the Board of Managers of the Company.

“Class B Profits Interests Units” has the meaning set forth in the LLC Agreement.

“Co-Developed Test” means a serologic test or tests to detect and/or measure the presence of antibodies to the COVID-19 virus each of which is based on the MS Lab Test, and which in the case of any particular test has the applicable specifications and performance characteristics set forth in the DSCA and required by any applicable End User-Specific Requirements and that has been accepted by Company pursuant to the DSCA.

“Co-Developed Test Kits” means one or more assemblies of the components and material that an End User needs to administer the Co-Developed Test, as developed pursuant to the DSCA and any applicable End User-Specific Requirements.

“Code” means the Internal Revenue Code of 1986, as amended

“Commercialized Tests” means versions of the MS Lab Test that are authorized by ISMMS to be commercialized pursuant to an Approved Manufacturer Agreement, including the Co-Developed Test.

“Commercialized Test Kits” means one or more assemblies of the components and material that an End User needs to administer the Commercialized Tests, authorized by ISMMS to be commercialized in accordance with the Approved Manufacturer Agreements and any applicable End User-Specific Requirements, including the Co-Developed Test Kits.

“Company” has the meaning set forth in the preamble.

“Company Indemnitees” has the meaning set forth in Section 10.1(a).

“Confidential Information” means information that Service Provider, the Company or any of the Mount Sinai Entities owns or controls and maintains as confidential, including without limitation, any such information regarding Intellectual Property, scientific discoveries, products or services, research, prototypes, samples, software, inventions, processes, formulas, technology, designs, drawings, hardware configurations, business and marketing information. “Confidential Information” also includes this Agreement (which shall be considered the Confidential Information of both Parties), the Approved Manufacturer Agreements, and any information disclosed to either Party pursuant to the Amended and Restated Mutual Non-Disclosure Agreement by and between ISMMS and Bio-Techne, effective as of April 6, 2020, and that is disclosed to either Party in order for Service Provider to perform the Services.

“COVID-19” means Coronavirus Disease 2019.

“Direct MSHS Competitor” means a hospital or health system that, as of the time of any reference thereto, serves all or any portion of the service areas then served by any of the Mount Sinai Entities.

“DSCA” means the development, supply, and commercialization agreement that the Company enters into with Bio-Techne, a draft of which has been reviewed by ISMMS and Service Provider, and the final version of which is approved by the Board of Managers.

“Effective Date” has the meaning set forth in the preamble.

“ELISA” means serological enzyme-linked immunosorbent assays.

“End User” means with respect to the Commercialized Test Kits, a healthcare provider or clinical laboratory that orders a Commercialized Test Kit to detect if there has been an immune response to COVID-19 in the diagnosis of individuals suspected of prior SARS-CoV-2 infection; provided that the applicable healthcare provider, clinical laboratory or other authorized Person has satisfied any qualification requirements established by the FDA or other applicable Governmental Authority to purchase and utilize the applicable Commercialized Test Kit.

“End User-Specific Requirements” means any requirements established pursuant to the terms of an agreement between Company and any Governmental Authority or other End-User relating to the specifications, characteristics, manufacturing methodologies or other aspects of the development, manufacturing or commercialization of any Commercialized Test Kits and of which Company has given notice to the Approved Manufacturer.

“EUA” means an Emergency Use Authorization for emergency use of a product pursuant to Section 564 of the FDC Act and/or any equivalent authorization promulgated that pertains to a serological antibody test, in each case as the same may have been amended or supplemented as of the time of any reference thereto.

“FDA” means the United States Food and Drug Administration or any successor Entities thereto.

“FDC Act” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended as of the time of any reference thereto.

“Governmental Authority” means any supranational, national, federal, state, provincial, local or foreign Person of any nature exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof, whether of the United States or any other country.

“Health Care Law” means all applicable Laws relating in any way to patient care and human health and safety, including such Laws pertaining to: (a) the development, manufacture and commercialization of drugs, serologic tests and medical devices, including, without limitation, the FDC Act, the Public Health Service Act, 42 U.S.C. § 201 et seq., the regulations, rules, policies, orders, and guidance of the FDA administered, issued, or promulgated thereunder, and equivalent applicable Laws of other Governmental Authorities; (b) the reimbursement and payment for health care products and services, including any United States federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), and programs and arrangements pertaining to providers of health care products or services that are paid for by any Governmental Authority or other Person, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), 42 U.S.C. § 1320a-7 and 42 U.S.C. § 1320a-7a, and the regulations promulgated pursuant to such statutes, Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder, and equivalent applicable Laws of other Governmental Authorities; (c) the privacy and security of patient-identifying information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder and equivalent applicable Laws of other Governmental Authorities; (d) to the extent required, registration and reporting of clinical trials in accordance with 42 U.S.C. § 282(j) in each of the foregoing (a) through (d), as may be amended from time to time and (e) state health care laws including those corresponding to the federal laws described in (a) through (d).

“HHS” has the meaning set forth in the recitals.

“Insurance Policies” has the meaning set forth in Section 7.6.

“Intellectual Property” means all intellectual property, intangible property and proprietary rights, title, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including all United States, foreign and international: (a) inventions (whether or not patentable), patents, patent applications and statutory invention registrations, utility models, reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, uniform resource locator addresses, symbols, slogans, and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights, registrations and applications thereof; (c) internet domain names, website content, social media handles, tags, hashtags, social media accounts, or any other online indicia of source; (d) original works of authorship in any medium of expression (whether or not published), copyrights and copyrightable works, registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (e) trade secrets, formulas, designs, devices, technical data, technology, know-how, research and development, advertising and promotional materials, inventions and invention disclosures, methods or processes, and other confidential or proprietary technical, business and other information; (f) computer software (including source and object code) and computer programs and databases in any form, including firmware, development tools, algorithms, data, data files, records, database management code, utilities, graphic user interfaces, internet web sites, all versions, updates, corrections, enhancements and modifications of any of the foregoing, and all related documentation; (g) all rights and remedies against past, present and future infringement, misappropriation or any other violations relating to any of the foregoing; and (h) all tangible embodiments of any of the foregoing.

“Internalization of Functions Process” has the meaning set forth in Section 5.

“ISMMS” means Icahn School of Medicine at Mount Sinai, a New York educational corporation.

“ISMMS IP License Agreement” means that certain IP License Agreement entered into by and between ISMMS and Company, dated as of May 4, 2020, pursuant to which ISMMS grants to Company a non-exclusive license to use certain Intellectual Property related to the MS Lab Test, including the MS Background IP, for the purposes contemplated by the DSCA and any Approved Other Manufacturer Agreements.

“ISMMS TM License Agreement” means that certain Trademark License Agreement entered into by and between ISMMS and Company, dated as of May 4, 2020, pursuant to which ISMMS grants to Company a non-exclusive license to use the Licensed Marks (as such term is defined in the ISMMS TM License Agreement) for the purposes contemplated by the DSCA and any Approved Other Manufacturer Agreements.

“Laws” means all active governmental constitutions, laws, statutes, ordinances, treaties, rules, common laws, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions or similar legally effective pronouncements of any Governmental Authority, including, without limiting the generality of the foregoing, Health Care Laws.

“LLC Agreement” means that certain limited liability operating agreement of the Company, dated as of May 4, 2020, by and between ISMMS and Service Provider, as the same may be amended from time to time.

“Losses” means out-of-pocket losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable fees of accountants, attorneys and other similar professionals, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers.

“Materials” has the meaning set forth in Section 9.4.

“Mount Sinai Entities” means Mount Sinai Health System, Inc. and the Affiliates of Mount Sinai Health System, Inc., including, without limitation, The Mount Sinai Hospital, Beth Israel Medical Center, St. Luke’s-Roosevelt Hospital Center, The New York Eye and Ear Infirmary, South Nassau Communities Hospital and ISMMS.

“MS Background IP” has the meaning set forth in the ISMMS IP License Agreement.

“MS Lab” means the Mount Sinai Laboratory, Center for Clinical Laboratories, a division of the Department of Pathology, Molecular, and Cell-Based Medicine, New York, New York that is certified as a CLIA HC Lab.

“MS Lab Test” means the qualitative test for the detection of IgG antibodies against SARS-CoV-2 [*] as described in the MS Lab Test EUA.

“MS Lab Test EUA” means the EUA issued by the FDA to the MS Lab on April 15, 2020, with respect to the use of the MS Lab Test in the MS Lab, subject to the terms and conditions of such EUA.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority but not including Permits.

“Party” means (a) the Company or any successor or permitted assign thereof or (b) Service Provider or any successor or permitted assign thereof, together referred to as “Parties”.

“Permits” means all permits, licenses, franchises, clearances, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

“Public Health Emergency” has the meaning set forth in the recitals.

“RUO Addendum” has the meaning set forth in the DSCA.

“SARS-CoV-2” has the meaning set forth in the recitals.

“Services” has the meaning set forth in Section 3.

“Service Provider Change of Control” means any transaction or series of related transactions pursuant to which (i) a Person (alone or together with its Affiliates) that prior to the consummation of such transaction or transactions does not have the authority to appoint a majority of the Board of Directors of Renalytix AI plc obtains the power (alone or together with its Affiliates) to appoint a majority of the board of directors of Renalytix AI plc or (ii) any Person (alone or together with its Affiliates) other than Renalytix AI plc obtains the authority to appoint the majority of the board of directors of Service Provider. In connection with any transaction or series of related transactions described in (i) of this definition, the Person obtaining the power to appoint the majority of the board of directors of Renalytix AI plc is referred to as the “Acquiring Party,” and, in connection with any transaction or series of related transactions described in (ii) of this definition, the Person who obtains the authority to appoint a majority of the board of directors of Service Provider is referred to as the “Acquiring Party.”

“Service Provider Indemnitees” has the meaning set forth in Section 10.1(b).

“Term” has the meaning set forth in Section 12.1(a).

“Work Made for Hire” has the meaning set forth in Section 9.4.

2.    Overview of Relationship.

2.1    Service Provider has provided key strategic, regulatory, reimbursement, and commercial advice to ISMMS in bringing the MS Lab test to be positioned at the forefront of COVID-19 antibody tests that have received EUA. Service Provider has also supported ISMMS in connection with the development of the DSCA. This Agreement is to set forth the Services to be provided by Service Provider to and on behalf of the Company to support the Company in connection with the Company’s performance of its own obligations and the management of those obligations pursuant to the Approved Manufacturer Agreements.

2.2    The Parties acknowledge that the regulatory and commercial environment for COVID-19 antibody diagnostic test is evolving at an unprecedented pace, and therefore the Parties will operate in a cooperative and collaborative manner to afford the Company, ISMMS, and Service Provider the flexibility that is required to respond to these rapidly evolving conditions.

2.3    In particular, the Parties recognize that the LLC Agreement contemplates that over time the Company will have internal support staff and that over time certain functions that may initially be provided by Service Provider as part of the Services will be internalized as staff functions of the Company.

3.    Service Provider Services.

3.1    Services to be Provided. Service Provider will provide to Company the services listed in Exhibit A, in each case as the description of such services may be modified by agreement of the Parties through the Internalization of Functions Process (all services described in such Exhibit A as so modified are referred to collectively as the “Services”).

3.2    Service Provider Employees. Service Provider acknowledges that it shall be solely responsible for the employment relationship between Service Provider and any employee of Service Provider performing Services on behalf of Service Provider hereunder and in no event shall any such employee of Service Provider be deemed or considered to be an employee of the Company. The Company shall have no liability or responsibility (whether under applicable employment law, tax law, or other law) in respect of the relationship between Service Provider on the one hand and its employees on the other hand.

3.3    Standard of Professionalism and Care. Service Provider will provide the Services in a timely manner using a level of professionalism and care that [*] that are in the nature of the Services. During the Term, Service Provider shall dedicate the efforts of qualified employees of Service Provider to the performance of the Services. Without limiting the generality of the foregoing, during at least the period from the Effective Date through [*], the Service Provider will cause [*].

3.4    Unforeseen Circumstances. If, as circumstances develop, Service Provider believes that any of Service Provider’s Services require a level of effort or expense that could not have reasonably been anticipated as of the Effective Date of this Agreement, the Parties will consult together regarding such circumstances and the Board of Managers will determine whether the terms of this Agreement should be adjusted to take account of such circumstances; provided, however, that Service Provider shall not be required by any such adjustment to increase its level of effort or bear any expense in any material respect to an extent that exceeds those originally contemplated unless the Parties have mutually agreed upon how such efforts and expenses shall be borne by the parties.

3.5    Oversight; Acceptance. All Services will be subject to the oversight, direction and acceptance of the Board of Managers. Company acknowledges and agrees that Service Provider is providing functions on behalf of the Company until the Internalization of Functions Process.

4.    Reporting.

4.1    Required Service Provider Reports. Service Provider shall provide to Company in a timely manner all reports with respect to the provision of the Services and the performance by the Company of its obligations under Approved Manufacturer Agreements that the Board of Managers reasonably requests, including but not limited to:

(a)    Compliance with Obligations Concerns. Service Provider shall report to the Board of Managers with respect to Bio-Techne’s and the Company’s compliance with their respective legal and contractual obligations. Such reports shall include any compliance issues that have arisen, how such issues are being or have been dealt with and what steps Service Provider on behalf of the Company with the support of the Board of Managers and any Company internal resources, is taking to monitor and oversee the resolution of such issues and on-going compliance. Such reports shall be provided no less frequently than quarterly and shall be provided on any more frequent basis as the Board of Managers shall reasonably determine is appropriate under the circumstances. In addition, to the extent that Service Provider or the Board of Managers has concerns regarding an Approved Manufacturer’s compliance with its obligations under the applicable Approved Manufacturer Agreement, or regarding the compliance of the Company with its obligations as manufacturer of record of the Commercialized Tests or with any Law, the Board of Managers or Company will promptly notify Service Provider, and Service Provider will promptly consult with the Board of Managers with respect to how such concerns should be addressed. Company will provide Service Provider with access to all Company information and Company employees hired pursuant to the Internalization of Functions Process and reasonably necessary for Service Provider’s performance of the Services and compliance with the terms of this Agreement.

(b)    Audits and Plans of Corrections. To the extent that any auditing functions are performed or overseen by Service Provider on behalf of Company with respect to any Approved Manufacturer’s compliance with the terms of the applicable Approved Manufacturer

Agreements or with the requirements of applicable Laws that any Approved Manufacturer is responsible for discharging under the terms of the applicable Approved Manufacturer Agreement, upon completion of the applicable audit, Service Provider will provide a report of the result of the audit to the Board of Managers. If a plan of correction arises from any such audit, Service Provider will provide periodic reports to the Board of Managers as to the progress of the applicable Approved Manufacturer’s progress in accomplishing the plan of correction.

(c)    Financial Performance. No later than [*] after the end of each month, Service Provider will provide a report to the Board of Managers with respect to (i) the financial performance of Approved Manufacturers under the terms of the respective Approved Manufacturer Agreements during such month, including the calculation and payment of all revenue share, payment and other financial obligations under the Approved Manufacturer Agreements and (ii) the financial performance of the Company during such month including management-level income and expense reports for the Company for such month.

5.    Internalization of Staff Functions. The Parties agree that they will collaborate to cause certain staff functions to be internalized into the Company and to cause the Company to build internal operational capabilities once the Company achieves a level of operating and economic activity to allow the Company to be self-sustaining. When the Parties agree that functions can be most efficiently performed by the Company’s internal staff and the Board of Managers approves such internalization, the Parties will each take the steps necessary to implement such internalization. The Board of Managers will have the authority to approve such internalization by adopting budgets and/or business plans that contemplate such internalization and may delegate such authority to approve and implement such internalization to designated representatives of ISMMS and Service Provider. The process described in this Section 5 is referred to herein as the “Internalization of Functions Process.”

6.    Consideration. Except as may be otherwise mutually agreed to by ISMMS and Service Provider, Service Provider’s sole consideration for the Services is the Company’s issuance of Class A Profits Interests Units to Service Provider as of the date hereof pursuant to the LLC Agreement.

7.    Representations and Warranties of Service Provider. Service Provider hereby represents and warrants to Company that the statements contained in this Section 7 are true and correct as of the Effective Date, except to the extent that any such representation or warranty refers to a specified date, in which event such representation or warranty shall be true and correct as of such specified date.

7.1    Organization and Qualification of Service Provider. Service Provider is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Service Provider is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such license or qualification necessary.

7.2    Authority; Due Execution; Binding Agreement. Service Provider has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Service Provider of this Agreement, the performance by Service Provider of its obligations hereunder, and the consummation by Service Provider of the transactions contemplated hereunder has been duly authorized by all requisite corporate action on the part of Service Provider, and no other proceedings on the part of Service Provider are required to authorize the execution, delivery and performance thereof. This Agreement has been duly and validly executed and delivered by Service Provider and constitutes the legal, valid and binding obligation of Service Provider, enforceable against Service Provider in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy Laws or corresponding state Laws.

7.3    No Conflicts; Consents. The execution and delivery by Service Provider of this Agreement, and performance by Service Provider of the obligations hereunder, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Service Provider in any material respect; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Service Provider or its business as currently conducted; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a material default under or result in the termination or acceleration of or create in any party a right of purchase, sale, acceleration, termination, modification or cancellation under, any material contract to which Service Provider is a party. The execution and delivery by Service Provider of this Agreement, and performance by Service Provider of the obligations hereunder will not conflict with or result in a violation or breach of any provision of any contract.

7.4    Compliance With Laws; Permits.

(a)    Service Provider has materially complied, and is now in material compliance, with all Laws applicable to its performance under this Agreement and to the conduct of its business as currently conducted.

(b)    All Permits required for Service Provider to conduct its business as currently conducted or for the ownership and use of its properties and assets to be used in connection with the Services have been obtained by Service Provider and are valid and in full force and effect. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of Service Provider’s Permits necessary for the Services

7.5    Qualified Staff. Assuming the Company internalizes functions on a reasonable basis and consistently with the internal projections that the Parties have developed prior to execution of this Agreement, Service Provider has the qualified staff and internal resources to carry out its obligations under this Agreement without subcontracting any functions to any third party.

7.6    Insurance. Service Provider maintains fire, liability, product liability, errors and omissions, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance relating to its business as currently conducted, its properties and assets as listed and described on Schedule 7.6 (collectively, the

“Insurance Policies”). There are no Actions related to Service Provider’s business as currently conducted, its properties or assets pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Service Provider nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Service Provider or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Service Provider’s business as currently conducted and are sufficient for compliance with all applicable Laws and contracts to which Service Provider is a party or by which it is bound.

8.    Representations and Warranties of the Company. Company hereby represents and warrants to Service Provider that the statements contained in this Section 8 are true and correct as of the Effective Date, except to the extent that any such representation or warranty refers to a specified date, in which event such representation or warranty shall be true and correct as of such specified date.

8.1    Organization and Qualification of Company. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such license or qualification necessary.

8.2    Authority Due Execution; Binding Agreement. Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by Company of the transaction contemplated hereunder has been duly authorized by all requisite corporate action on the part of the Company, and no other proceedings on the part of the Company is required to authorize the execution, delivery and performance. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy Laws or corresponding state Laws.

9.    Covenants of Service Provider

9.1    Continued Qualification of Service Provider. At all times during the Term, Service Provider shall remain qualified to do business and remain in good standing in each jurisdiction in which the operation of its business at any time during the Term requires it.

9.2    Permits. Service Provider shall maintain all Permits required for Service Provider to conduct its business as such business exists any time during the Term.

9.3    Records. At all times during the Term and for a period of at least [*] thereafter, Service Provider shall (i) keep and maintain complete and accurate books and records with respect to its performance under this Agreement and (ii) make such books and records available to the Company or its representatives for audit and inspection at reasonable times and upon reasonable notice.

9.4    Work Made for Hire. Service Provider hereby assigns to the Company all right, title and interest in and to all work product and all Intellectual Property created by Service Provider in the course of the provision of the Services. All original works of authorship prepared or developed by Service Provider under this Agreement, including without limitation: data, notes, technical and/or business information, specifications, drawings, records, computer program enhancements and related documentation (hereinafter “Materials”) shall constitute a “Work Made for Hire” as that term is defined in U.S. Copyright Law, 17 U.S.C. 101 et. seq. To the extent such Materials are deemed not to be Works Made for Hire, Service Provider hereby assigns, transfers and convey to the Company, without further consideration, all right, title and interest, including the copyright, in and to the Materials. Service Providers agrees to execute, at the cost and expense of the Company, any documents deemed necessary by the Company to evidence and/or secure, in any and all countries, the Company’s exclusive and irrevocable ownership of all work product and all Intellectual Property (including all Materials) created by Service Provider in the course of the provision of the Services. Notwithstanding any other provision of this Agreement, the Parties acknowledge the practical difficulty of policing the use of information or Materials in the unaided memories of the officers, directors, employees or agents of Service Provider or its Affiliates, and as such Service Provider may use Residuals for any purpose, provided that this right to use Residuals does not represent a license under any Intellectual Property right of the Company. “Residuals” means any information (not including any Confidential Information of the Company) or Materials retained in the unaided memories of the Service Provider’s or its Affiliates’ officers, directors, employees or agents.

9.5    Third-Party Rights. Service Provider’s fulfillment of its obligations hereunder will not conflict with any obligation owed to any third party. Service Provider warrants that it will not knowingly infringe any Intellectual Property rights of any third party in the generation of any work product or Intellectual Property (including all Materials) by Service Provider in the course of the provision of the Services.

9.6    Eligibility for Reimbursement. Service Provider warrants that neither it nor any of its employees have been and that, during the Term, neither it nor any of its employees will be either debarred or subject to debarment or findings or sanctions that would render Service Provider or any of its employees ineligible to participate in any federal or state government reimbursement program.

10.    Indemnity and Insurance.

10.1    Indemnification.

(a)    Service Provider Indemnification. Service Provider, at its sole cost and expense, shall defend, indemnify and hold harmless Company, its Affiliates, each of the Mount Sinai Entities, each and every one of their respective subsidiaries, parents, and Affiliates, and their respective trustees, directors, officers, members, shareholders, faculty members, medical staff, employees, students, agents and representatives (collectively, the “Company Indemnitees”) from and against any third-party Action, and shall pay and reimburse each of them for, any and all related Losses, incurred or sustained by, or imposed upon, the Company Indemnitees in favor of any third party to the extent caused by: (a) any negligent or more culpable act or omission of Service Provider (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement; or (b) Service Provider and its Affiliates’ conduct of business activities that are unrelated to the activities contemplated by this Agreement, in the case of each of (a) and (b) only to the extent such Losses are not covered by insurance of the Company Indemnitees. The Company agrees and acknowledges that the good faith exercise by Service Provider of its judgment in a manner that meets the standard of professionalism and care described in Section 3.3 shall not be deemed to constitute negligence for purposes of this Section 10.1(a).

(b)    Company Indemnification. Company agrees, at its sole cost and expense, to indemnify and hold harmless Service Provider, Service Provider’s Affiliates (provided that for the purposes of this Section 10.1(b), ISMMS will not be considered an Affiliate of Service Provider), each and every one of their respective subsidiaries, parents, and Affiliates, and their respective directors, officers, members, shareholders, employees, agents and representatives (collectively, the “Service Provider Indemnitees”), from and against any third-party Action, and shall pay and reimburse each of them for, any and all related Losses, incurred or sustained by, or imposed upon, the Service Provider Indemnitees in favor of any third party as a result of or in connection with Service Provider’s rendering of the Services hereunder to the extent such Loss is not caused by (a) any negligent or more culpable act or omission of Service Provider (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement, (b) Service Provider and its Affiliates’ conduct of business activities that are unrelated to the activities contemplated by this Agreement, or (c) Service Provider’s breach of this Agreement; and provided that the Company shall be obligated to indemnify the Service Provider Indemnitees in each case only to the extent such Losses are not covered by insurance of Service Provider Indemnitees.

(c)    Indemnification Procedure. The indemnified Party agrees to provide the indemnifying Party with prompt written notice of any Action to which this indemnification applies, provided that a failure of the indemnified Party to give written notice shall not affect the indemnifying Party’s obligations hereunder to the indemnified Party except to the extent of actual prejudice suffered by the indemnifying Party due solely to the failure to give such written notice. The indemnifying Party shall have the exclusive right to control the defense of any such Action, at its sole expense and risk, provided that the indemnifying Party agrees in writing in connection with the Action that the indemnifying Party will fully indemnify and defend the other Party and the related indemnitees and shall comply with the following:

The indemnifying Party shall have the right to employ counsel reasonably acceptable to the indemnified Party to defend any such proceeding, or to compromise, settle or otherwise dispose of the same, if the indemnifying Party deems it advisable to do so, all at the expense of the indemnifying Party, provided that the indemnifying Party shall not have the right to control the defense of any such proceeding until it has acknowledged in writing its obligation to indemnify the indemnified Party and its related indemnitees fully from all losses incurred as a result of the relevant Action and proceeding.

The indemnifying Party shall not settle, or consent to the entry of any judgment in, any Action without obtaining either: (i) an unconditional release of the indemnified Party and its related indemnitees from all liability with respect to all Actions underlying the applicable proceeding, such release not to include any limitation on the indemnified Party’s rights to do business or to its rights under this Agreement or any admission of wrongdoing; or any other injunctive relief; or (ii) the prior written consent of the indemnified Party.

If the indemnifying Party fails to acknowledge in writing its obligation to defend against each proceeding, the indemnified Party shall be free to dispose of the matter, at the expense of the indemnifying Party, in any way in which the indemnified Party reasonably deems to be in its best interest.

An indemnified Party may obtain separate counsel of the indemnified Party’s choice if such indemnified Party reasonably believes the indemnifying Party’s and such indemnified Party’s interests may conflict. An indemnified Party’s undertaking of defense and/or settlement will in no way diminish the indemnifying Party’s obligation to indemnify such indemnified Party and to hold it harmless. In either case, the indemnifying Party will also reimburse such indemnified Party (and all other indemnified Parties) upon demand for all losses, including reasonable attorneys’ fees and court costs the indemnified Party incurs to protect itself, or to remedy the indemnifying Party’s defaults. Under no circumstances will the indemnified Parties be required to seek recovery from Third Parties or otherwise mitigate their losses to maintain an Action against the indemnifying Party, and their failure to do so will in no way reduce the amounts recoverable from the indemnifying Party by the indemnified Parties.

10.2    Insurance. During the Term and for a period of [*] after the last date this Agreement is in effect, each Party will procure and maintain insurance policies, which initially shall be for the coverages, minimum premium amounts and other related requirements as set forth with respect to such Party on Schedule 10.2; provided, however, that Company shall not be required to procure such insurance policies prior to the time of the first shipment of Co-Developed Test Kits under the DSCA. Company shall comply with any obligation to modify its insurance under the DSCA or any other Approved Manufacturer Agreement, and upon any such modification, if requested by Company, Service Provider shall modify its insurance in a corresponding manner. Each Party shall cause the other Party to be named as an additional insured or an additional named insured under each applicable such insurance to the extent requested by the other Party. Each Party shall cause its applicable carriers of such insurance to waive subrogation against the other Party in the case of any Loss for which indemnity would otherwise be provided by such other Party.

11.    Confidentiality.

11.1    Use of Confidential Information. Each Party (a “Recipient”) that receives Confidential Information from the other Party (a “Discloser”) will only use the Confidential Information provided to it by the Discloser for the purposes of providing or receiving the Services under this Agreement.

11.2    Disclosure of Confidential Information. Without the Discloser’s prior written permission the Recipient will not disclose Confidential Information of the Discloser to any person other than (i) the Mount Sinai Entities and their employees (with respect to any Confidential Information of the Company), (ii) employees of the Discloser and (iii) Approved Manufacturers and potential manufacturers under any potential Approved Manufacturer Agreements, provided each Approved Manufacturer and potential manufacturer has entered into a non-disclosure agreement in favor of and in a form approved by ISMMS, the Company, and Service Provider. The Recipient will restrict disclosure of Confidential Information to employees of the Recipient solely to those employees of the Recipient having a reasonable need to know such Confidential Information in order to provide or receive the Services. Prior to sharing Confidential Information with its employees, the Recipient will advise each such employee of the obligations under this Section 11 and require each such employee to comply with those obligations.

11.3    Care of Confidential Information. The Recipient will use at least the same degree of care to maintain the confidentiality of Confidential Information as it uses in maintaining the confidentiality of its own confidential information, but always at least a reasonable degree of care.

11.4    Return of Confidential Information. Within [*] after the expiration or termination of this Agreement, the Recipient will return to the Discloser all documentation, copies, notes, diagrams, computer memory media and other materials containing any Confidential Information of the Discloser, or confirm to the Discloser in writing, the destruction of such materials, except for a single copy of such Confidential Information that the Recipient may keep solely for the purpose of monitoring its obligations under this Section 11.

11.5    Personally Identifiable Information. To the extent that it is proposed that the Company become involved in a clinical study to which the Services relate in whole or in part, the Parties shall enter into mutually agreeable further agreements to the extent appropriate with respect to the protection of any protected health information, personal data or biological samples of subjects enrolled in such clinical study.

12.    Term and Termination

12.1    Term and Termination.

(a)    Term. The term of this Agreement shall commence on the Effective Date and shall continue thereafter until the fifth anniversary of the Effective Date or until earlier terminated as provided in Section 12.1(b) (the period from the Effective Date until such date of expiration or termination or such earlier termination, the “Term”).

(b)    Termination.

(i)    With Cause.

(1)    This Agreement may be terminated before the date that would otherwise constitute the expiration date of the Term on written notice by either Party, if the other Party materially breaches any provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within the applicable following period after the giving by the non-breaching Party of notice of such breach to the breaching Party: (A) in the case of any curable breach that relates to any requirement of applicable Law and that under applicable Law must be cured or remediated by a specific date or that under applicable Law gives rise to an obligation to make a filing or submit a report by a specific date, the period that ends five (5) days before such date; or (B) in the case a curable breach causes or could reasonably be expected to cause a material risk of any deviation from or inconsistency with the Approved Product Specifications, a period of five (5) days; or (C) in the case of any curable breach not described in clause (A) or clause (B) that with reasonable diligence can be cured within thirty (30) days, a period of (30) days; or (D) in the case of any curable breach not described in clause (A) or clause (B) that with reasonable diligence cannot be cured within thirty (30) days, that period within which such breach could reasonably be cured with reasonable diligence (but in no event a period longer than ninety (90) days).

(2)    This Agreement will be terminated automatically, without the necessity of notice and without a cure period, if either Party (A) becomes insolvent, (B) is generally unable to pay, or fails to pay, its debts as they become due, (C) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law that in the case of an involuntary filing is not dismissed within ninety (90) days, (D) makes or seeks to make a general assignment for the benefit of its creditors, or (E) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business.

(ii)    Continued Force Majeure. Either Party shall have the right to terminate this Agreement under the circumstances as provided by Section 13.14.

(iii)    Certain Service Provider Change of Control Transactions. The Company shall the have right to terminate this Agreement by notice to Service Provider if a Service Provider Change of Control occurs and the Person that (alone or together with its Affiliates) is the Acquiring Party is a Direct MSHS Competitor.

12.2    Effect of Termination. The expiration or termination of this Agreement, for any reason, shall not release either Party from any obligation or liability to the other Party, including any payment and delivery obligation, that: (i) has already accrued hereunder; (ii) comes into effect due to the expiration or termination of the Agreement; or (iii) otherwise survives the expiration or termination of this Agreement.

12.3    Survival of Terms. In addition to any provision which by its terms contemplates performance after the term of this Agreement, the following provisions shall survive the expiration or termination of this Agreement: Section 9.3 (Records); Section 9.4 (Work Made for Hire); Section 10 (Indemnity and Insurance); Section 11 (Confidentiality) and Section 13 (Additional Provisions).

13.    Additional Provisions.

13.1    Independent Contractors. The Parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the Parties.

13.2    Approved Expenses. To the extent that Service Provider incurs out-of-pocket expenses that have been approved for reimbursement by the Board of Managers in advance or that are incurred in compliance with a policy of the Company that has been adopted by the Board of Managers, the Company will reimburse for such expenses upon submission of customary supporting documentation.

13.3    Press Releases. Neither Party shall issue any press release or make any other public disclosure that names the other Party or that specifically refers to the activities, including the Services, contemplated by this Agreement without the express prior written consent of the other Party, provided that Service Provider shall have the right to issue a press release or make a securities filing that, in the written opinion of counsel to Service Provider, Service Provider is required by federal securities laws to issue or file so long as Service Provider consults with the Company with respect thereto and (to the extent permitted by Law) provides to the Company a copy of such press release or securities filing as much in advance of the issuance or filing as is feasible. Neither Party shall issue any press release or make any other public disclosure that names any Mount Sinai Entity without the express prior written consent of such Mount Sinai Entity.

13.4    Compliance with Laws. Each Party shall comply with all Laws that apply to its activities or obligations under this Agreement and all Laws that apply to the Company’s status, activities, or obligations under Approved Manufacturer Agreements. Neither Party shall take any action that could reasonably be expected to adversely affect the status of any Mount Sinai Entity as an organization that is exempt from federal income tax under Section 509(a) of the Code or as an organization described in Section 501(c)(3) of the Code.

13.5    Modification, Waiver and Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each Party. Any waiver must be express and in writing. No waiver by either Party of a breach by the other Party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

13.6    Assignment.

(a)    General. Except as otherwise provided in this Section 13.6 or in Section 13.7, neither Party may transfer, delegate or assign or otherwise dispose of this Agreement or any of its rights, duties, or obligations under this Agreement without the prior written consent of the other Party, which consent may be granted or denied in such Party’s sole discretion.

(b)    Assignment by Company. Notwithstanding the provisions of Section 13.6(a): (i) with the prior written consent of Service Provider (which Service Provider shall not unreasonably condition, withhold or delay), the Company may assign, delegate or subcontract Company’s rights and obligations hereunder to an Affiliate of the Company, provided that no such assignment shall relieve the Company of any duty, liability or responsibility under this Agreement (for all of which the Company shall remain primarily liable) and (ii) without the prior written consent of but upon notice to Service Provider, the Company may assign this Agreement to a Person that succeeds to the Company’s business through a sale, merger, consolidation, corporate reorganization, sale of all or substantially all of Company’s assets, change of name or like event and that assumes the obligations of the Company hereunder (and upon an assignment and assumption described in this Section 13.6(b)(ii) the Company shall be relieved of any further obligation hereunder).

(c)    Assignment by Service Provider. Notwithstanding the provisions of Section 13.6(a): (i) with the prior written consent of the Company (which the Company shall not unreasonably condition, withhold or delay), Service Provider may assign Service Provider’s rights and obligations hereunder to an Affiliate of Service Provider, provided that no such assignment shall relieve Service Provider of any duty, liability or responsibility under this Agreement (for all of which the Service Provider shall remain primarily liable) and (ii) without the prior written consent of but upon notice to the Company following closing of such transaction, Service Provider may assign this Agreement to a Person other than a Direct MSHS Competitor that succeeds to Service Provider’s business through a sale, merger, consolidation, corporate reorganization, sale of all or substantially all of Service Provider’s assets, change of name or like event and that assumes the obligations of the Service Provider hereunder (and upon an assignment and assumption described in this Section 13.6(b)(ii) Service Provider shall be relieved of any further obligation hereunder).

13.7    Subcontracting by Service Provider. With the express prior written consent of the Board of Managers, Service Provider may subcontract certain obligations required to be performed by Service Provider under this Agreement to a third party; provided, however, that Service Provider shall remain liable for the performance of such third party.

13.8    Notices. Except as otherwise expressly set forth herein, any notice or other required communication under this Agreement must be in writing, addressed to the Party’s respective notice address, and delivered personally or by globally recognized express delivery service, charges prepaid. A notice will be deemed delivered and received: (a) in the case of personal delivery, on the date of such delivery; and (b) in the case of a globally recognized express delivery service, five (5) days from transmittal by Company to the address below. Notwithstanding the foregoing, during the pendency of any federally- or state-declared disaster emergency, notices may be given by email addressed to the email address(es) provided below, provided that a notice given by email shall only be deemed to have been given upon affirmative acknowledgement of receipt by the recipient (which shall not be deemed to have occurred by the generation of a machine-generated acknowledgment). Any Party may change its notice address by notice given to the other Party. The notice address of each Party is as follows:

if to Company, to:	Kantaro Biosciences LLC 1460 Broadway New York, New York 10036 Attn: Chief Operating Officer Email: [*]

With a copy to (which shall not constitute notice):	Icahn School of Medicine at Mount Sinai One Gustave L. Levy Place Box 1099 New York, New York 10029-6574 Attn: General Counsel Email: [*]

if to Service Provider, to:	Renalytix AI, Inc. 1460 Broadway New York, New York 10036 Attention: Chief Financial Officer Email: [*]

13.9    Severability and Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be revised by such court to be a valid or enforceable provision that comes as close as permitted by Law to the Parties’ original intent.

13.10    Headings and Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, and execution signatures may be exchanged electronically including by facsimile or as scanned e-mail attachments, and signatures so exchanged shall be considered as original for all purposes and taken together will constitute one and the same instrument.

13.11    Governing Law. This Agreement will be governed and construed in accordance with the Laws of the State of New York, without giving effect to the conflict of law provisions of any jurisdiction.

13.12    Dispute Resolution; Venue. If a dispute arises between the Parties concerning any right or duty under this Agreement, then the Parties will attempt to resolve the dispute. If the Parties are unable to resolve the dispute amicably, the Parties each hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the borough of Manhattan, New York, New York.

13.13    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER

WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.14    Integration. This Agreement, together with all attached Schedules and Exhibits, and together with the applicable provisions of the LLC Agreement, contain the entire agreement between the Parties with respect to the Services, and supersedes all other oral or written representations, statements, or agreements with respect to such subject matter, including but not limited to, the term sheet exchanged prior to this Agreement.

13.15    Force Majeure. If either Party fails to fulfill its obligations hereunder, when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, action of a Governmental Authority arising from a pandemic or other public health emergency, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than one hundred eighty (180) days. The Party who is unable to perform shall provide prompt written notice to the other Party and shall use reasonable efforts to resume performance as soon as practicable under the circumstances. Should the circumstances of force majeure suffered by a Party extend beyond a one hundred eighty (180) day period, the other Party shall have the right to terminate this Agreement by written notice to the non-performing Party. Lack of funds shall not constitute force majeure.

13.16    Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) all definitions set forth herein shall be deemed applicable whether the words defined are used herein with initial capital letters in the singular or the plural, (b) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (c) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any Party shall be construed to include the Party’s successors and assigns, (e) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (f) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (g) references to any specific Law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor Law, rule or regulation thereof, (h) words of any gender include each other gender, (i) words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (j) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and (k) “days” shall mean “calendar days.” In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.17    Business Day Requirements. In the event that any notice or other action is required to be taken by a Party under this Agreement on a day that is not a business day, then such notice or other action shall be deemed to be required to be taken on the next occurring business day.

13.18    DISCLAIMER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER DOES NOT MAKE ANY, AND HEREBY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, WITH RESPECT TO THIS AGREEMENT OR THE PERFORMANCE OF SERVICES. WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE DEVELOPMENT AND/OR ANY ACTIONS AND/OR APPROVAL OF ANY PRODUCT BY ANY REGULATORY AUTHORITY.

13.19    Limitation of Liability. In no event will either Party or its Affiliates be liable for any special, incidental, punitive, exemplary, consequential, other indirect damages or lost profits, regardless of whether a Party has been advised of the possibility of such damages. The aforementioned limitations shall not apply to the extent such limitations are prohibited by applicable Law or in connection with either Party’s indemnification obligations or a breach of a Party’s confidentiality obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:		SERVICE PROVIDER:

Kantaro Biosciences LLC		Renalytix AI, Inc.

By:	/s/ Erik Lium	By:	/s/ James McCullough
Name:	Erik Lium, PhD	Name:	James McCullough
Its:	Chairman, Board of Managers	Its:	Chief Executive Officer